Exhibit 99.2

FOR IMMEDIATE RELEASE

INFINITY AND MEDIMMUNE PRESENT UPDATED PHASE I RESULTS OF IPI-504 IN GIST AT ASCO ANNUAL MEETING

— Data from the companies’ novel heat shock protein 90 inhibitor reveal further evidence of safety,

tolerability, and biological activity —

CAMBRIDGE, Mass. and GAITHERSBURG, Md. – June 5, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) and MedImmune, Inc. (NASDAQ: MEDI) today announced updated interim results from a Phase I clinical trial of the companies’ heat shock protein 90 (Hsp90) inhibitor, IPI-504, in patients with relapsed, refractory gastrointestinal stromal tumors (GIST) and other advanced soft tissue sarcomas. The data, presented at the 2007 Annual Meeting of the American Society for Clinical Oncology (ASCO), indicate that IPI-504 continues to be well tolerated and to show evidence of biological activity.

To date, 28 patients have received IPI-504 on two schedules of administration at dose levels ranging from 90 to 400 mg/m2. Assessment of biological activity in response to IPI-504 administration utilized positron emission tomography (PET) imaging to measure the decrease in tumor uptake of 18-fluorodeoxyglucose, an imaging agent used to measure metabolic activity. Scans were taken at baseline and during the first cycle of treatment after at least two doses. PET results for “Schedule A” (21-day cycle with patients treated on days 1, 4, 8, and 11, followed by 10 days off treatment) were assessed using the European Organization for Research and Treatment of Cancer’s (EORTC) PET response criteria which entails a quantitative measurement using SUVmax (maximum standardized uptake value). PET results for “Schedule B” (uninterrupted twice-weekly dosing without a drug holiday) were assessed qualitatively. (See below for additional information about PET imaging and SUVmax.)

EORTC criteria for PET responses define Stable Disease as a change in SUVmax between 25 percent above and 25 percent below baseline, and a Partial Response as a decrease in SUVmax of 25 percent or more compared to baseline. Fifteen of 18 (83 percent) evaluated patients treated on Schedule A achieved Stable Disease or better by the EORTC criteria, and 4 of 18 patients (22 percent) achieved Partial Responses by PET. Emerging patient data for Schedule B shows continuing evidence of biological activity for IPI-504, with 3 of 4 evaluable GIST patients showing a decrease in PET avidity as determined by a qualitative assessment of PET images.

In addition to the reported PET responses, histologic and CT changes in GIST patients consistent with biological activity were also observed during treatment with IPI-504. IPI-504 has been well-tolerated at all dose levels tested, and a maximum tolerated dose has not been reached on either schedule of administration. The trial is currently enrolling at three sites: Dana-Farber Cancer Institute in Boston, Mass.; University of Michigan in Ann Arbor, Mich.; and Premiere Oncology in Santa Monica, Calif.

“These data add significantly to the growing body of evidence supporting the hypothesis that IPI-504 has important antineoplastic activity in cancers such as GIST that are driven by mutated signaling mechanisms,” said George D. Demetri, M.D., Director of the Ludwig Center at Dana-Farber/Harvard, Director of Dana-Farber’s Center for Sarcoma and Bone Oncology, and Principal Investigator on this Phase I trial of IPI-504. “We are very enthusiastic to optimize the use of this agent and pursue further clinical development as efficiently as possible.”

These data were presented at the Annual Meeting of ASCO in two posters. A poster entitled, “Inhibition and flare patterns of metabolic response to the heat shock protein 90 (Hsp90) inhibitor IPI-504 visualized by FDG-PET in patients with advanced gastrointestinal stromal tumors (GIST) resistant to tyrosine kinase inhibitor (TKI) therapy,” (Poster Number 1, Abstract No: 3530) was presented on June 2, 2007. A poster entitled, “Inhibition of the Heat Shock Protein 90 (Hsp90) chaperone with the novel agent IPI-504 to overcome resistance to tyrosine kinase inhibitors (TKIs) in metastatic GIST: Updated results of a phase I trial,” (Poster Number 8, Abstract No: 10023) was presented on June 4, 2007.

Preliminary data from the trial were initially announced in November 2006 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Prague, Czech Republic. These data are also posted on Infinity’s website at www.ipi.com.

About IPI-504

IPI-504 is a small molecule drug candidate being developed jointly by Infinity and MedImmune. IPI-504 has been well-tolerated in its ongoing Phase I studies and has shown promising biological activity in a Phase I clinical trial in patients with relapsed, refractory Gleevec®-resistant GIST IPI-504 is also being evaluated in a Phase I/II clinical trial in patients with advanced non-small cell lung cancer. In preclinical studies, IPI-504 has been shown to inhibit Hsp90 potently and selectively, thereby killing cancer cells. IPI-504 has also demonstrated, in preclinical studies, broad potential to treat certain cancers as both a single agent as well as in combination with existing anti-cancer drugs. The water-based formulation of IPI-504 is delivered as an intravenous infusion; an oral formulation of IPI-504 is currently in preclinical development.

About Hsp90

Hsp90 is an emerging therapeutic target of interest for the treatment of cancer. Proteins are the mainstay of structural and signaling elements of all cells. Hsp90 is a molecule that maintains the conformation and activity of specific proteins in the cell known as “client proteins” of Hsp90. Many cancers result from specific mutations in, or aberrant expression of, these client proteins. Examples of oncogenic client proteins of Hsp90 include c-Kit in GIST, epidermal growth factor receptor, (EGFR), in NSCLC, and Bcr-Abl in chronic myelogenous leukemia. Hsp90 enables those cancers’ survival by maintaining the function of oncogenic client proteins. In preclinical studies, inhibition of Hsp90 has been shown to lead to the degradation of these proteins and cell death, or apoptosis. In addition, oncogenic client proteins that have become resistant to approved targeted therapies have also been shown preclinically to remain sensitive to Hsp90 inhibition. Inhibition of Hsp90 has broad therapeutic potential for the treatment of patients with solid tumors and blood-related cancers, including cancers that are resistant to other drugs.

About Gastrointestinal Stromal Tumors (GIST) and Hsp90

The American Cancer Society (ACS) reports that GIST is the most frequent form of gastrointestinal sarcoma, a life-threatening disease highly resistant to traditional cytotoxic chemotherapy or radiation treatment. The ACS estimates that between 4,500 and 6,000 Americans develop GIST each year. In the majority of GIST cases, specific mutations in cellular signaling enzymes (“kinases”) called KIT or PDGFRA cause the growth and survival signal of the cell to become permanently active, leading to cancer. Both KIT and PDGFRA are client proteins of Hsp90, suggesting that inhibition of Hsp90 in GIST is an attractive area for clinical study.

About PET Imaging and SUVmax

Positron emission tomography, also called PET, is an imaging technology that measures functional processes in the body. A radioactive isotope is attached to a metabolically active molecule related to glucose; the combined tracer molecule is then injected into the human body where it is taken up and trapped within the tumor cells. The most common tracer used in oncology for PET imaging is 18-fluorodeoxyglucose, or 18-FDG. Different colors or degrees of brightness on a PET image represent different levels of tissue or organ metabolic activity. PET imaging in oncology takes advantage of the fact that cancer cells exhibit higher-than-normal levels of glucose uptake and, therefore, show up clearly as bright spots on PET images. Oncologists often use PET scans to detect tumors, or to examine the effects of a cancer therapy by measuring the metabolic activity of the cancer cell before and after treatment. Standardized Uptake Value (SUV) is a quantitative assessment of the metabolic activity of cells attained by PET imaging. SUV quantifies the ratio of uptake of a radioactive isotope, such as 18-FDG, for any given point in the body to the expected level. SUVmax measures SUV for the single point within a tumor lesion that has the highest SUV value. Tracking SUVmax for a single tumor lesion over time provides a standardized approach for assessing the decrease or increase in metabolic activity of the cancer during and after treatment by a cancer therapy. To date, 18-FDG PET imaging results and SUVmax have correlated with positive clinical outcomes in GIST patients treated with molecular targeted therapies.

About Infinity – MedImmune Collaboration

In August 2006, Infinity and MedImmune entered into an agreement to jointly develop and commercialize novel small molecule cancer drugs targeting Hsp90 and the Hedgehog cell-signaling pathway. The collaboration is focused on inhibitors of Hsp90, including IPI-504 which is in Phase I/II clinical trials, as well as next-generation oral versions of IPI-504, and a series of molecules targeting the Hedgehog cell signaling pathway.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at http://www.medimmune.com.

Forward-Looking Statements

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular statements related to the research and development of IPI-504 and other compounds targeting Hsp90. Such statements reflect the current views of MedImmune and/or Infinity management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission and in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2007. There can be no assurance that such development efforts will succeed, that the products will receive required regulatory clearance or, even if such regulatory clearance is received, that the subsequent products will ultimately achieve commercial success. Further, any forward-looking statements contained in this announcement speak only as of the date hereof, and MedImmune and Infinity expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Notice to Investors and Stockholders of MedImmune

This release is neither an offer to purchase nor a solicitation of an offer to sell shares of MedImmune. MedImmune stockholders are urged to read the relevant tender offer documents from AstraZeneca PLC that have been filed on May 3, 2007 because they contain important information that stockholders should consider before making any decision regarding tendering their shares. AstraZeneca has filed tender offer materials with the U.S. Securities and Exchange Commission, and MedImmune has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available for free at the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov, at AstraZeneca’s website at http://www.astrazeneca.com or at MedImmune’s website at http://www.medimmune.com.

Gleevec® is a registered trademark of Novartis Pharmaceuticals Corporation. INFI-G

Contacts Infinity Pharmaceuticals, Inc. Monique Allaire, 617-453-1105 http://www.ipi.com	MedImmune, Inc. Media: Kate Barrett, 301-398-4320 Investors: Beatrice Pierre, 301-398-4905 http://www.medimmune.com

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